Exhibit 10.29

2012 Chief Accounting Officer Compensation Program
Approved by CapitalSource Board of Directors April 26, 2012
This compensation program for Michael Smith (the Company's Chief Accounting Officer) is designed to align Mr. Smith's incentive compensation with the financial goals and performance objectives of CapitalSource Inc. and CapitalSource Bank (collectively referred to herein as the “Company”). The Program combines Financial Goals and Performance Goals identified below with the discretion of the Compensation Committee of the Board (the “Committee”) to determine Mr. Smith's incentive compensation. The Program will be adjusted on an annual basis, and compensation will be paid based on the achievement of the factors listed below.
Financial Goals:
1.     Achieve pre-tax income for 2012 for CapitalSource Bank of $196 million.
2.     Achieve departmental expenses equal to or less than the level specified in the 2012 departmental Business Plan.
Performance Goals:
1.     Complete the integration and consolidation of all corporate accounting functions.

2.	Support the development of the data warehouse tool and utilize the data warehouse tool to facilitate financial reporting.

3.	Improve Board and internal reporting packages and the process for communicating financial results in a timely fashion.
4.    Shorten the monthly accounting close from eight to five business days.

5.	Improve and enhance the interfaces between the general ledger and accounting and control subsystems (CAM, Loan Manager, InfoLease).

6.	Re-engineer the cash reconciliation and posting process.
Bonus Determination
The Committee may use its discretion to adjust - up or down - Mr. Smith's bonus target and to determine whether the Financial Goals and Performance Goals have been achieved to the extent there are judgments to be employed or mitigating factors exist. In exercising its discretion, the Committee will also consider (i) the relative importance to the Company of each of the Financial Goals and Performance Goals, (ii) the general safety and soundness of CapitalSource Bank, (iii) management's progress in addressing the recommendations of the FDIC and the FRB made during their 2011 visitations in connection with positioning CapitalSource Inc. to become a Bank Holding Company, (iv) management's maintenance of a culture that fosters the Company's ability to attract and retain talented professionals and provides opportunities for continued career development and advancement, and (v) management's progress on refining the company's business model such that the consolidated return on equity grows over time toward the top of the company's peer group.
Mr. Smith's target bonus amount is 60% of his base salary.
The Committee shall determine the level of achievement of the Financial Goals and the Performance Goals.
The Committee has the discretion to increase or decrease the amount of the bonus that is determined based upon the level of achievement of the Financial Goals and the Performance Goals. The Committee will consider input of the Chief Executive Officer, President, and Chief Financial Officer of the Company when determining the bonus amount for Mr. Smith.
To achieve Bonus at or above 100% of the target bonus amount:

▪	All of the Financial Goals and Performance Goals must be met.
To achieve Bonus at or above 75% of the target bonus amount:

▪	The 2 Financial Goals and at least 4 of the Performance Goals must be met.
To achieve Bonus at or above 50% of the target bonus amount:

▪	The 2 Financial Goals and at least 2 of the Performance Goals must be met.